Don Volk - Kenexa - CFO

Thank you, (operator).  With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's fourth quarter and full year 2010 results followed by our current guidance for the first quarter and full year 2011.  We'll then open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan

Thanks, Don. And thanks to all of you for joining us on the call.  We are pleased with the company’s performance in the fourth quarter, which was highlighted by revenue and profitability that were better than our expectations.  The fourth quarter represented a strong close to a successful year for Kenexa.  In the face of a challenging economic environment, we returned the company’s total revenue to solid organic growth, expanded our market opportunity and value proposition with the acquisition of Salary.com, and increased investments in sales, marketing and R&D to position Kenexa for continued market share gains as the economic environment improves.

As we start 2011, we have become slightly more positive on the economic environment and hiring outlook, and as Don will discuss in more detail in a moment, we are meaningfully increasing our revenue forecast as compared to the initial views we shared last quarter.  At the same time, we continue to believe that now is the time to invest in the business to capitalize on an improving demand environment and Kenexa’s highly differentiated market position.

Taking a look at our results for the quarter.  Total non-GAAP revenue was $64.1 million, which was above our guidance and represented a year-over-year increase of 64%.  From a profitability perspective, non-GAAP operating income came in at $7.4 million, which was also above our guidance.

We also generated adjusted non gaap cash flow from operations, excluding non-recurring payments associated with the Salary.com acquisition, of $11.5 million during the fourth quarter, bringing our full year total to $34.1 million.

Kenexa had a number of important accomplishments during 2010 that we believe position the company well for the future.

First, we restored strong growth in our total revenue run rate.  While Kenexa’s software offerings continued to grow throughout the economic downturn, our total revenue run rate declined in 2008 and was stable throughout 2009.  Kenexa’s total revenue grew at a solid rate in each quarter during 2010, and excluding contribution from Salary.com, our total revenue run rate grew by over 40% over the course of the year.  We believe this is the best indication of the growing momentum of our business.  During the fourth quarter in particular, each aspect of our business contributed the strong revenue performance and upside.

Second, our RPO business stabilized and returned to growth.  This was the hardest hit area of our business during the recession, and we not only found a bottom during 2010, but our RPO business also grew by over 50% from that bottom over the course of the year.  We continue to believe that RPO provides Kenexa with a strategic, domain expertise advantage compared to our competition, and it’s transaction-based nature provides our company with greater upside leverage when the hiring market improves.  As an example, during the fourth quarter, over $500,000 of the revenue upside versus our guidance related to our RPO offering.

Third, we continue to have growing success with large, global organizations, where there is a priority on breadth of offering, global footprint, domain expertise and ability to serve as a strategic partner to help customers implement best-practices.  We believe that Kenexa’s unique combination of strong technology, content and services positions Kenexa well to meet the sweet spot of where we see customer demand evolving.

These factors were the drivers to Kenexa having another strong quarter relative to winning competitive engagements with large enterprises.  For example, with respect to our talent acquisition solution, we added Pepsi and Darden.  As it relates to our retention solutions, we won engagements with high profile customers such as United Health Group, Advantage Sales & Marketing and Man.  With our comprehensive RPO services offering, we added programs of varying size with customers such as HSBC, Air Products, Lockheed Martin and BP.

Wins with customers such as these not only reinforce the strength of our solutions across our end-to-end suite, but they also provide a significant cross-sell opportunity from a long-term perspective.  We have a proven track record of growing our customer relationships over time, and our P-cubed metric, which measures the average annual revenue from our top 80 customers, was $1.2 million at the end of the fourth quarter, which is an increase compared to $1.0 million at the end of 2009.

In total, we added over 50 preferred partner customers across the globe during the fourth quarter, compared to over 30 preferred partner customers added during the year ago period.  A majority of our new preferred partner relationships continue to be for multiple elements of our end-to-end offering.

The fourth key accomplishment during 2010 was the build out and strengthening of our  global footprint.  We are now operating in over 20 countries around the world, approximately 50% of our employees are located outside of the United States, and over 25% of our revenue comes from international.  With the growing mobility of talent on a global scale, it is becoming increasingly important to large organizations that their vendors have domain expertise on a similar global scale.

China is just one example of where we have seen particular success in growing our presence, and it was one of the contributors to our better-than-expected revenue performance during the fourth quarter.  A relatively new engagement with a customer that I would like to highlight that supports both the strength of our value proposition as well as our global presence is our recent win with Yum!Brands - a Fortune 500 organization that is the largest restaurant group in China.  They purchased the Chinese language version of our Kenexa 2x BrassRing offering and our related consulting services.  Kenexa has had a long-standing relationship with Yum!Brands, who originally became a customer when they hired Kenexa to implement a 360-feedback survey of its workforce, and now they are further leveraging the breadth of our integrated solutions with 2x BrassRing.  We believe the continued growth of this relationship, specifically usage of our 2x products by a Chinese-based company, helps to propel Kenexa to a new level within the HR space in China.

The fifth key accomplishment during 2010 was the rebound in our customer retention rates.  Due to the negative impact of the economy, particularly on offerings that are closely linked to consulting services, we saw our overall retention rates go from the 90+ percent level to the 70% range in 2008.  We saw improvements from that level in 2009 and more significantly in 2010, as we exited the year with renewal rates that were close to being back at historical levels – though there is still room for further improvement.  We believe Kenexa has weathered the worst of the economic storm with respect to our consulting related offerings, and during the fourth quarter these were also contributors to the revenue upside by approximately $1 million.

The sixth key accomplishment during 2010 was progress executing against our Kenexa 2x strategy.  We now have our core talent acquisition solutions on our 2x platform, 2x Onboard and our award-winning, first-to-market 2x Mobile solution.  We have received very favorable commentary from industry analysts about our product releases and future roadmap, and the strength of our offering is one of the factors that has driven our success winning engagements with many large, global organizations.

Finally, we completed the strategic acquisition of Salary.com during 2010, and we are pleased with the progress of our integration efforts after our first full quarter together.  Our top initial priorities were integrating the employee bases, retaining key employees, engaging with Salary.com’s customer base to understand their implementation status and future needs, as well as making decisions relative to the future of certain consultative offerings.  I’m pleased to share that we have made solid progress in each of these areas, and all of the reasons that we moved forward with the Salary.com acquisition continue to be confirmed.

With a successful 2010 campaign behind us, our confidence is growing as we enter 2011.  This is partly due to a more constructive view on the macro environment as compared to recent quarters.  The unemployment rate is slowly improving, and recent industry reports suggest that the unemployment rate will continue to improve by the end of the year.

In addition, there are several positive trends that we have seen within our business.
-	There are now less than 20% of our RPO customers that are operating at guaranteed minimum levels – which is indicative of the slight improvement in the jobs market.
-	We continue to see increasing job activity hitting our talent acquisition system across our collective customer base.
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We have also seen increasing demand for our employment branding services, which although a small component of our overall business – it is a sign that companies are starting to get ready to increase hiring at some point in the coming quarters.

-	Finally, our Kenexa Prove It tests showed a bottom during the second quarter.
-	All of these trends are further reinforced by the fact that we continue to execute against a strong pipeline of opportunities.

As we start 2011, there are a number of priorities that we have to further strengthen our market leadership position.  First and foremost is our increased focus on Kenexa’s employee engagement to make sure that we put in place proactive employee initiatives to retain our talent, keep them engaged in their jobs and optimize their capabilities.  Employee engagement is the extent to which employees are motivated to contribute to organizational success and are willing to apply discretionary effort to accomplishing tasks important to the achievement of organizational goals.  This is a primary area of focus for Kenexa considering the fact that our revenue run rate is over 60% higher and our employee base is over 50% larger exiting 2010 as compared to the beginning of the  year.

We have conducted research studies that have revealed a significant correlation between engagement and advocacy, customer satisfaction and sales, which impact two important variables – annual net income and total shareholder return.  As the economy and hiring environment improve, employee engagement will become even more important for all companies, including Kenexa, and we are leading by example.

Another key goal for us in 2011 is to continue investing in sales and marketing.  We have invested heavily to expand our sales capacity and market awareness.  We have a highly differentiated value proposition and business model that we believe addresses the sweet spot of where customer demand is evolving.  As such, it is important that we continue to invest in our business to position Kenexa for market share gains as demand turns up.

We will also continue to invest in R&D.  Our goal is to continue enhancing all of our solutions, and we plan on bringing to market 1 to 2 major modules on our Kenexa 2x platform during 2011 – Perform for sure, and Assessments is currently slated for end of 2011 to beginning of 2012.  We are able to win deal opportunities based solely on the strength of our technology, and Kenexa is clearly differentiated when taking our content and services into consideration.

Execution on our Salary.com acquisition will be another top priority during 2011.  The market for compensation management solutions is a large opportunity that is highly synergistic with Kenexa’s existing product suite.  Now that the first stage of integration is largely complete and we have started the new year, we are starting to train our sales organization on our expanded solution footprint and capabilities.  We expect that it will take several quarters for the training to result in increased pipeline activities and ultimately deal closures.  Combined with the fact that we have a ratable revenue recognition model, it is likely that the cross-selling benefits resulting from our training activities will be realized in 2012 and beyond, but it will be our efforts in 2011 that will be instrumental in our success in this area.

Finally, we will continue to invest in our global organization.  We have sufficient coverage at this point with operations in over 20 countries, but we will continue to invest in going deeper within the regions that we have a presence and where we have opportunities that are appropriate to our market.

In summary, we are pleased with the company’s performance in the fourth quarter as well as the full year 2010.  We restored solid growth in our total revenue run rate and invested in our business to strengthen our leadership position and enable Kenexa to gain market share.  We have already started to see the payback on our investments, but believe much of the benefit is still to come.

With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk - Kenexa - CFO

Thanks, Rudy.  Let me begin by reviewing our results for the fourth quarter starting with the P&L. Total non-GAAP revenue for the fourth quarter was $64.1 million, above our guidance of $58 to $60 million and up 64% compared to last year’s fourth quarter.  On a GAAP-basis, including the deferred revenue write down of purchase accounting related to the Salary.com acquisition, our total revenue for the fourth quarter was $61.0 million.

Non-GAAP Subscription revenue was $48.6 million, an increase of 46% compared to last year; and it represented 76% of our fourth quarter total revenue. Our services and other revenue came in at $15.5 million, up 170% compared to last year and 41% sequentially; and representing the remaining 24% of our fourth quarter total non-gaap revenue.  We continue to expect our subscription revenue mix to be in the upper 70% to 80% range from a long-term perspective.

From a geographic perspective, our non-gaap revenue mix of domestic versus international revenue for the fourth quarter was 74/26%, compared to 72%/28% last quarter.  Positive Foreign exchange rates contributed $1.1 million to our revenue upside for the quarter.

During the fourth quarter, overall renewal rates for our suite of solutions continued to improve and approached the 90% level.  We continue to expect renewal rates to improve to the 90+% range from a long-term perspective as the business environment improves.

Turning to profitability, we'll be providing non-GAAP measures for each fourth quarter 2010 expense category, which excludes the aforementioned $3.1 million in deferred revenue write-down related to the Salary.com acquisition, as well as $1.0 million of share based compensation charges associated with FAS123R, $3.2 million of amortization of acquired intangibles and $3.6 million of expenses associated with closing the Salary.com acquisition.  All comparisons will be using the non-GAAP current period results.

Non-GAAP gross margin of 67% was consistent with the year ago period and up from 65% last quarter.

From an operating expense perspective, non-GAAP operating expenses of $35.3 million were up about $6.7 million on a sequential basis and up from $22.9 million in the year ago quarter.  The sequential increase in operating expenses was driven primarily by the inclusion of Salary.com’s operations during the quarter.

This led to non-GAAP income from operations of $7.4 million, above our guidance of $6.0 to $6.9 million and representing a 12% non-GAAP operating margin.  Non-GAAP income from operations grew over 100% compared to the year ago period.  Non-GAAP EPS was $0.23 for the fourth quarter of 2010, above our guidance of $0.19 to $0.22 and up 77% on a year-over-year basis.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $21.6 million, sales and marketing, $15.6 million, R&D, $4.2 million, and G&A, $15.9 million. For the fourth quarter,  loss from operations is $3.6 million. Net loss allocable to common shareholders is $6.9 million resulting in $0.30 net loss per share.  The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8-k filed with the SEC.

To briefly summarize our results on a full year basis, our non-GAAP revenue for 2010 came in at $199.4 million, up 26% compared to 2009.  Non-GAAP operating income came in at $17.6 million, or a margin of 9%.  Non-GAAP EPS came in at $0.62, consistent with the prior year, while GAAP loss per share was $0.25, compared to a loss per share of $1.38 in 2009.

Turning to our balance sheet, Kenexa has cash and cash equivalents,  of $52.5 million at December 31, 2010, a decrease from $90.4 million at the end of the prior quarter.  The primary driver to the decrease in cash was the result of closing the Salary.com acquisition.  We generated non – GAAP positive cash flows from operations of $11.5 million, excluding non-recurring payments and fees related tp the Salary.com acquisition.  On a GAAP basis, we reported cash flows from operations of $3.3 million.

Accounts receivable DSO were 65 days at the end of the quarter, within our normal range of quarterly fluctuation.  And our deferred revenue at the end of the quarter was $76.1 million, up 31% from the end of the third quarter and up 52% from the end of the fourth quarter of 2009.

I'd now like to turn to guidance, starting with the full year 2011.  We are raising our full year 2011 guidance to reflect the strength of our business exiting 2010 and our slightly increased optimism regarding the economy and jobs market.  We expect total non-GAAP revenue to be $248 million to $256 million, where our new low-end is above the high-end of our original $235 million to $245 million guidance range.  Our raised guidance also represents year-over-year growth of 24% to 28%.  On a GAAP basis, we expect total revenue to be $240 - $248 million.

We are slightly narrowing our full year 2011 non-GAAP operating income to $21 million to $27 million, from our initial view of $19 million to $27 million.  Our targeted operating income reflects continued investment in our growth initiatives - which we believe is appropriate at this stage of the market rebound and share focus.  Our guidance also assumes legal expenses will continue to depress our non-GAAP operating margin by approximately 200 basis points in 2011.

Assuming approximately $1.5 million in interest expense related to the debt raised for the Salary.com acquisition, an effective tax rate for reporting purposes of approximately 20% and approximately 24 million shares outstanding, non-GAAP net income per diluted share is expected to be in the range of $0.62 to $0.82.

Turning to our guidance for the first quarter, we are targeting non-GAAP revenue in the range of $60 million to $62 million.  Last quarter we discussed the fact that we expected our 1Q revenue to be down sequentially due to winding down some Salary.com related projects and the timing of other services-based engagements.  In addition, our other revenue was a significant contributor to the revenue upside in 4Q, and it is more variable on a quarter-to-quarter basis.  On a GAAP basis, we expect total revenue of $57 - $59 million.

We are targeting first quarter non-GAAP operating income of $4.4 million to $4.8 million.  First quarter operating income is typically at its lowest level as there are increased payroll and other related employee expenses that kick in.  Assuming a 20% effective tax rate for reporting purposes and 23.5 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.13to $0.14 for the first quarter.

In summary, we are pleased with the company’s performance in the fourth quarter and full year 2010, and our optimism and confidence are growing as we start the new year.

We'd now like to turn it over to the Operator to begin the Q&A session.